Exhibit 23.1

KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2026, with respect to the consolidated financial statements of DoorDash, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
San Francisco, California
February 18, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.